PROSPECTUS SUPPLEMENT
(To Prospectus dated July 8, 1996)
$350,000,000

[ADVANTA LOGO]
MEDIUM-TERM NOTES, SERIES E
DUE NINE MONTHS TO 40 YEARS FROM DATE OF ISSUE

Advanta Corp. (the "Company") may offer from time to time up to $350,000,000 aggregate principal amount, or the equivalent thereof in one or more foreign currencies or currency units, of its Medium-Term Notes, Series E (the "Notes"). Such aggregate principal amount is subject to reduction as a result of the sale by the Company of certain other debt securities. Each Note will mature on any day nine months to 40 years from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption by the Company or repayment at the option of the holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as set forth therein and specified in the applicable Pricing Supplement.

The interest rate, if any, or the formula for the determination of any such interest rate, applicable to each Note and other variable terms of the Notes as described herein will be established by the Company on the date of issue of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or in definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement, in denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).

SEE "RISK FACTORS" ON PAGE S-2 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                                                          continued on next page

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                             PRICE TO               AGENTS' DISCOUNTS             PROCEEDS TO
                             PUBLIC(1)              AND COMMISSIONS(1)            COMPANY(1)(2)(3)

Per Note..................... 100%                  .150% -- .875%                99.850% -- 99.125%
Total(4)..................... $350,000,000          $525,000 -- $3,062,500        $349,475,000 -- $346,937,500
----------------------------------------------------------------------------------------------------------------

(1) Salomon Brothers Inc, Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation or Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (each, an "Agent" and collectively, the "Agents"), may purchase the Notes, as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agent, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by the Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, the Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay a commission to each Agent, ranging from .150% to .875% of the principal amount of a Note, depending upon its stated maturity, sold through such Agent. See "Plan of Distribution."
(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated at $180,000.
(4) Or the equivalent thereof in one or more foreign currencies or currency units.

The Notes are being offered on a continuing basis by the Company to or through the Agents. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or, if sold, that there will be a secondary market for the Notes or liquidity of the secondary market if one develops. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or the Agents, if they solicit the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

SALOMON BROTHERS INC
                BEAR, STEARNS & CO. INC.
                                CHASE SECURITIES INC.
                                            CREDIT SUISSE FIRST BOSTON
                                                       MERRILL LYNCH & CO.

         The date of this Prospectus Supplement is September 26, 1997.

continued from previous page

Unless otherwise specified in an applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, Floating Rate/ Fixed Rate Note or Inverse Floating Rate Note and whether its rate of interest is determined by reference to one or more of the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate or the CMT Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier and will specify other terms applicable to such Floating Rate Note. Notes may also be issued as Foreign Currency Notes, Indexed Notes or Amortizing Notes. See "Description of the Notes." Notes may also be issued with original issue discount, and such Notes may or may not have periodic interest payments.

Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on June 15 and December 15 of each year and at Maturity. Unless otherwise specified in an applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as set forth therein and specified in the applicable Pricing Supplement, and interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Maturity.

     IN CONNECTION WITH THE OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED PRICE BASIS, SUCH AGENT(S) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS OF SUCH AGENT(S). FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                  RISK FACTORS

     Purchasers of the Notes offered hereby should consider the following factors:

     Recent Operating Loss. On March 17, 1997, the Company announced that it expects to report 1997 results well below previous expectations. On April 16, 1997, the Company reported a loss of $19.8 million, or $0.43 cents per share, for the first quarter. See "Recent Developments." There can be no assurance that the Company will not incur operating losses in future periods.

     Reduced Availability of Financing. Beginning March 1997, in connection with the March 17, 1997 announcement described above under " -- Recent Operating Loss," the various rating agencies lowered their ratings of the Company's debt securities. As of the date of this Prospectus Supplement, senior debt of the Company was rated two levels below investment grade by Standard & Poor's Ratings Services and by Moody's Investors Service, Inc. The lowering of the credit ratings reduced the availability of financing. As a result of this and other factors, there can be no assurance that the Company will be able to obtain adequate financing for its business needs in the future. See "Recent Developments."

     Limited Availability of Bank and Insurance Company Assets; Impact on Liquidity. Because the Company's subsidiaries include banks and insurance companies that are subject to significant state and federal regulation, the Company's ability to receive dividends and loans from its subsidiaries is restricted. Banking regulations limit the amount of dividends that a bank may pay. In addition, Arizona insurance regulations restrict the amount of dividends which any of the Company's insurance subsidiaries can distribute to its parent in any twelve month period without the prior consent of the State of Arizona Department of Insurance. Further, Advanta National Bank and Advanta Financial Corp., which are subsidiaries of the Company, are subject to restrictions under Sections 23A and 23B of the Federal Reserve Act. These restrictions limit the transfer of funds by the depository institution to the Company and certain other affiliates, as defined in that Act, in the form of loans, extensions of credit, investments or purchases of assets. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. In addition, Advanta National Bank does not intend to make loans to the Company. The limited availability to the Company of dividends and loans from its banking and insurance subsidiaries impacts the Company's liquidity.

     Risks Associated with Maintaining Portfolios of Credit Card Receivables and Mortgage Loans. There are certain risks associated with maintaining portfolios of credit card receivables and mortgage loans. The primary risks involve potential increases in credit losses, and potential deterioration in managed net interest margin. These risks are inherent to every lender. See "Recent Developments."

     Regulation. The banking and finance businesses in general, and the Company's banking and insurance subsidiaries in particular, are the subject of extensive regulation at both the state and federal levels. In addition, numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities.

     Competition. As a marketer of credit products, the Company faces intense competition from numerous providers of financial services. Although the Company believes it is generally competitive in most of the geographic areas in which it offers its services, there can be no assurance that its ability to market its services successfully or to obtain adequate yields on its loans will not be impacted by the nature of the competition that now exists or may develop.

     Absence of Insurance and Guarantees. The Notes are not deposits or other obligations of a bank and, accordingly, are not insured by any governmental or other entity such as the Federal Deposit Insurance Corporation.

     Structural Subordination. The Company's operations are largely conducted by its subsidiaries. Because the Company's subsidiaries include banks and insurance companies that are subject to significant state and federal regulation, the Company's ability to receive dividends and loans from its subsidiaries is restricted. Further, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of Holders (as defined in the accompanying Prospectus) of the Notes to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At June 30, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $4.2 billion. The Indenture does not place any limitation on the amount of secured or unsecured debt that may be incurred by the Company or any of its subsidiaries. See "Description of the Notes -- General."

     Limited Events of Default; Absence of Provisions Relating to Highly Leveraged Transactions or a Change in Control. The Indenture contains only limited events of default other than default in the timely payment of principal or interest. See "Description of Debt Securities -- Events of Default" in the accompanying Prospectus. The Indenture contains no covenants or other provisions (other than standard provisions requiring any successor entity to assume the Company's obligations under the Notes) to afford protection to Holders of the Notes in the event of a highly leveraged transaction or a change in the control of the Company. See "Description of Debt Securities -- Restrictive Covenants" in the accompanying Prospectus.

     Structure Risks. An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more interest rate, currency (including exchange rates and swap indices between currencies or composite currencies) or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Notes or will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by the Company at the same time, that repayment of the principal and/or premium, if any, in respect of such Notes may occur at times other than that expected by the Holders, and that the Holders could lose all or a substantial portion of principal and/or premium, if any, payable with respect to such Notes at Maturity (as defined under "Description of the Notes -- General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, Holders generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

     The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of the secondary market if one develops. See "Plan of Distribution."

     The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Notes readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

     Exchange Rates and Exchange Controls. An investment in Foreign Currency Notes (as defined under "Description of the Notes -- General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the Specified Currency (as defined under "Description of the Notes -- General") and the possibility of the imposition of modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign or composite currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable at the Maturity of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

     Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In such cases, the Company will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes -- Payment Currency."
                               ------------------

     This Prospectus Supplement contains forward-looking statements, including but not limited to projections of future earnings, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Significant risks and uncertainties include: the Company's managed net interest margin, which in turn is affected by the Company's success in originating new credit card accounts, the receivables volume and initial pricing of new accounts, the impact of repricing existing accounts and account attrition, the mix of account types and interest rate fluctuations; the level of delinquencies, customer bankruptcies, and charge-offs; and the amount and rate of growth in the Company's expenses. The Company's earnings also may be significantly affected by factors that affect consumer debt, competitive pressures from other providers of financial services, the effects of governmental regulation, the amount and cost of financing available to the Company and its subsidiaries, the difficulty or inability to securitize the Company's receivables and the impact of the ratings on debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are set forth elsewhere in this Prospectus Supplement and in the Company's other filings with the Securities and Exchange Commission.

                                  THE COMPANY

     The Company serves consumers and small businesses through innovative products and services primarily via direct, cost-effective delivery systems. The Company primarily originates and services credit cards and mortgage loans. Other products include commercial small-ticket equipment leasing, business credit cards, automobile loans, insurance and deposit products. The Company utilizes consumer information attributes, including credit assessments, usage patterns and other characteristics, enhanced by proprietary information, to match prospect profiles with appropriate products. At June 30, 1997, assets under management totaled approximately $21 billion.

     Approximately 60% of total revenues at June 30, 1997 were derived from credit cards marketed through targeted direct mail campaigns. For the past several years, the Company's strategy has been to market this product in the form of a no annual fee, low variable-rate gold card. The Company has successfully grown to one of the ten largest issuers of gold cards in the United States and ranks among the top 15 bankcard issuers worldwide. Personal finance loans, which include mortgage, home equity and automobile loans, contribute approximately 20% of total revenues with a managed loan portfolio of $3.9 billion. Mortgage loans are originated directly with consumers, as well as through conduit relationships and wholesale purchases from brokers and other financial institutions.

     The Company was incorporated in Delaware in 1974 as Teachers Service Organizations, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Welsh & McKean Roads, Spring House, Pennsylvania, 19477. The Company's telephone number at its principal office is (215) 657-4000.

                              RECENT DEVELOPMENTS

     On March 17, 1997, the Company announced that it expects to report a net profit for full-year 1997 of approximately $1.50 per share, which is well below previous expectations. For the first quarter of 1997, the Company reported a loss of $19.8 million, or $0.43 cents per share. On July 16, 1997, the Company announced its return to profitability and reported net income of $5.4 million, or earnings per share of $0.12 cents, for the second quarter. This interruption in the Company's historical pattern of strong financial results reflects a number of factors, including continuing increases in consumer bankruptcies and charge-offs and lower receivables balances than originally anticipated in its credit card business. The Company is pursuing a number of steps designed to return the Company to its historical level of financial performance by increasing revenues and stemming credit card losses. These steps include repricing certain segments of the credit card portfolio, improving the Company's collection process, tightening underwriting standards and developing new marketing programs. The Company's mortgage financing, leasing and insurance businesses continue to perform well.

     Notwithstanding the lowering of the Company's credit ratings referred to above under "Risk Factors -- Reduced Availability of Financing," the Company believes that its current cash position and the availability of financing will provide adequate financing for the Company's current needs.

     On March 17, 1997, the Company also announced that it has retained BT Wolfensohn, a division of BT Securities Corporation, to explore all strategic alternatives that build upon the historic strength and success of the Company as a whole and of its business units with the aim of maximizing the Company's value. The strategic alternatives that might be considered by the Company include, but are not limited to, a strategic alliance with another company, an alliance or initial public offering involving one or more of the Company's operating units, or a merger or sale involving the Company as a whole. There is no assurance that any such event will occur.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued as a new series of debt securities under an Indenture, dated as of November 15, 1993 (the "Indenture"), between the Company and The Chase Manhattan Bank (successor by merger to The Chase Manhattan Bank (National Association)), as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture or the Notes, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes. The following description of the Notes will apply unless otherwise specified in an applicable Pricing Supplement.

GENERAL

     All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series.

     The Notes are currently limited to $350,000,000 aggregate principal amount, or the equivalent thereof in one or more foreign or composite currencies. The foregoing limit, however, may be increased by the Company if, in the future, it determines that it may wish to sell additional Notes. The Notes will be offered on a continuing basis and will mature on any day nine months to 40 years from the date of issue (the "Stated Maturity Date"), as specified in an applicable Pricing Supplement, unless the principal thereof (or any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity" with respect to the principal of such Note repayable on such date). Unless otherwise specified in an applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. Notes may be issued at significant discounts from their principal amount payable at Maturity and some Notes may not have periodic interest payments. The Company may also issue Indexed Notes and Amortizing Notes (each as defined herein).

     The currency or composite currency in which a particular Note is denominated (or, if such currency or composite currency is no longer legal tender for the payment of public and private debts in the relevant country, such other currency or composite currency which is then legal tender in such country for the payment of such debts) is referred to herein as the "Specified Currency" with respect to such Note. The Specified Currency will be specified on the face of such Note and in the applicable Pricing Supplement. Unless otherwise indicated in a Note or in an applicable Pricing Supplement, the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars. Unless otherwise specified in an applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes (as defined herein) in the Specified Currency. At the present time there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or currency units and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. If requested on or prior to the fifth Business Day (as defined herein) preceding the date of delivery of the Notes, or by such other day as determined by the Agent who presented such offer to purchase Notes to the Company, such Agent may be prepared to arrange for the conversion of United States dollars into the Specified Currency to enable the purchasers to pay for the Notes. If agreed to by such Agent, each such conversion will be made by such Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of Foreign Currency Notes. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Each Note, other than a Foreign Currency Note, will be issued as a Book-Entry Note represented by one or more fully registered Global Securities (as defined herein) or as a fully registered Definitive Note, in denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement. The authorized denominations of Foreign Currency Notes will be indicated in the applicable Pricing Supplement. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes subject to purchase in any single transaction.

     Book-Entry Notes may be transferred or exchanged only through the Depositary. See "-- Book-Entry Notes." Registration of transfer or exchange of Definitive Notes will be made at the office or agency of the Company maintained by the Company for such purpose in The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

     Payments of principal of, and premium and interest, if any, on Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "Book-Entry Notes." In the case of Definitive Notes, payment of principal and premium, if any, due at the Maturity of each Definitive Note will be made in immediately available funds upon presentation and surrender of the Definitive Note (and, in the case of any repayment on an Optional Repayment Date, upon presentation of the Definitive Note in accordance with the provisions thereof as described herein) at the office or agency of the Company maintained by the Company for such purpose in The City of New York, or at such other place as the Company may designate. Payment of interest, if any, due at Maturity will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest, if any, due on Definitive Notes (other than at Maturity) will be made at the office or agency of the Company maintained by the Company for such purpose or, at the option of the Company, may be made by check mailed to the address of the person entitled thereto as such address shall appear in the registry books of the Company at the close of business on the Record Date (as defined herein) immediately preceding the applicable Interest Payment Date (as defined herein). Notwithstanding the foregoing, a Holder of $10,000,000 or more (or the equivalent thereof with respect to a Specified Currency applicable to a Foreign Currency Note) in aggregate principal amount of Definitive Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee at least 16 days prior to the applicable Interest Payment Date (as defined herein). Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder.

     For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes."

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined herein) of the country issuing the Specified Currency (unless the Specified Currency is European Currency Units ("ECU"), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined herein). "London Business Day" means a day on which dealings in the Designated LIBOR Currency (as defined herein) are transacted in the London interbank market.

     "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency (except as described in the immediately preceding paragraph with respect to ECU) or (ii) the capital city of the country to which the Designated LIBOR Currency relates (or, in the case of ECU, Luxembourg), as applicable, except, in the case of (i) or (ii) above, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of the Specified Currency) and Zurich, respectively.

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified therein and in the applicable Pricing Supplement. If so indicated in the applicable Pricing Supplement, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date specified in such Pricing Supplement. On or after the Initial Redemption Date, if any, the related Note may be redeemed at the option of the Company at any time in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount of such Note will be at least $100,000 or the minimum authorized denomination of such Note), at the applicable Redemption Price (as defined herein), together with unpaid interest accrued thereon to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, will initially mean a percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage (the "Annual Redemption Percentage Reduction"), if any, specified in the applicable Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

     If so specified in an applicable Pricing Supplement, the Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date in whole or in part, on their respective Optional Repayment Dates specified in such Pricing Supplement. If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to the Stated Maturity Date. Any repayment in part will be in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount of such Note will be at least $100,000 or the minimum authorized denomination of such Note). Unless otherwise provided in an applicable Pricing Supplement, the repayment price for any Note so repaid will be 100% of the principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any Note to be so repaid, the Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at the Corporate Trust Office (or such other address of which the Company shall from time to time notify the holders) not more than 60 nor less than 30 days prior to the Optional Repayment Date. Exercise of such repayment option by the Holder will be irrevocable.

     While the Book-Entry Notes are represented by Global Securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the Depositary or its nominee will be the Holder of such Book-Entry Notes and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary or its nominee will timely exercise a right to repayment with respect to a particular Book-Entry Note, the beneficial owner of such Book-Entry Note must instruct the participant through which it holds an interest in such Book-Entry Note to notify the Depositary of its desire to exercise a right of repayment. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Book-Entry Notes should consult the participants through which they own their interest in the Book-Entry Notes for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, such beneficial owners of Book-Entry Notes shall effect delivery of such Book-Entry Notes at the time such notices of election are given to the Depositary by causing the participant to transfer such beneficial owner's interest in the Book-Entry Notes, on the Depositary's records, to the Trustee. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Book-Entry Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If applicable, the Company will comply with the requirements of Rule 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

INTEREST

  General

     Unless otherwise specified in an applicable Pricing Supplement, each Note will bear interest from the date of issue (the "Original Issue Date") at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or made available for payment (or from and including the Original Issue Date, if no interest has been paid or made available for payment) to but excluding the applicable Interest Payment Date or the Maturity, as the case may be (each, an "Interest Period").

     Unless otherwise specified in an applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the registered holder on such next succeeding Record Date. Unless otherwise specified in an applicable Pricing Supplement, a

"Record Date" shall be the fifteenth calendar day (whether or not a Business
Day) immediately preceding the related Interest Payment Date.

  Fixed Rate Notes

     Unless otherwise specified in an applicable Pricing Supplement, each Fixed Rate Note will bear interest from and including the Original Issue Date, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in an applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually on June 15 and December 15 of each year and at Maturity. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

  Floating Rate Notes

     Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Date, Record Dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any, and if one or more of the specified Interest Rate Bases is LIBOR, the Designated LIBOR Currency (as defined herein) and the Designated LIBOR Page, as described below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in any applicable Pricing Supplement, bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date (the "Initial Interest Reset Date"), the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or
     (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached or "Other Provisions" apply, such Floating Rate Note shall bear interest in accordance with the terms specified in such Addendum or "Other Provisions" and in the applicable Pricing Supplement.

     Unless otherwise provided in an applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in an applicable Pricing Supplement, the interest rate in effect on each day shall be
(i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined herein) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the next preceding Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the "CD Rate," (ii) the "Commercial Paper Rate," (iii) the "Eleventh District Cost of Funds Rate," (iv) the "Federal Funds Rate," (v) "LIBOR," (vi) the "Prime Rate," (vii) the "Treasury Rate," (viii) the "CMT Rate" or (ix) such other Interest Rate Basis or interest rate formula as may be set forth in the applicable Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing until Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated.

     Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or any other specified period (each, an "Interest Reset Period") and the dates on which such Interest Rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Eleventh District Cost of Funds Rate Notes, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until Maturity shall be the Fixed Interest Rate or the interest rate in effect on the Business Day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a

Business Day, except that, in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period; and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Each Floating Rate Note will bear interest from the Original Issue Date at the rates specified therein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in an applicable Pricing Supplement, the Interest Payment Dates will be, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, the third Wednesday of March, June, September and December of each year; (iii) semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement and, in each case, interest will be payable at Maturity. If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day except that, in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest on such payment shall accrue for the period from and after such Maturity.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Notes denominated other than in United States dollars, the nearest unit (with one-half cent or unit being rounded upward).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate or the CMT Rate. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement and the Notes.

     The interest rate applicable to each Interest Rate Reset Period commencing on the Interest Reset Date with respect to such Interest Rate Reset Period will be the rate determined as of the applicable Interest Determination Date. The Interest Determination Date with respect to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, the Prime Rate and the CMT Rate will be the second Business Day preceding each Interest Reset Date; the Interest Determination Date with respect to the Eleventh

District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index; the Interest Determination Date with respect to LIBOR will be the second London Business Day immediately preceding each Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date. With respect to the Treasury Rate, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless the day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following such auction. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to such Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the related Interest Reset Date.

     Unless otherwise provided in the applicable Pricing Supplement, the Trustee will be the "Calculation Agent." Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

     CD Rate. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if such rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date shall be the CD Rate in effect on such CD Rate Interest Determination Date.

     Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper -- Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date shall be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                      D X 360
                 Money Market Yield = -------------  X 100
                                      360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 (as defined below) as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination

Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date shall be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Markets Limited (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

     Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however that if any of the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date shall be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, or if no other method is specified in the applicable Pricing Supplement as the method of determining LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear (unless the specified Designated LIBOR Page by its terms provides for a single rate), or if no rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date shall be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or if no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center (which may include affiliates of certain of the Agents) selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

     "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Designated LIBOR Currency shall be United States dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Designated LIBOR Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR,
(i) if the applicable Designated LIBOR Currency is United States dollars, the display page designated as page "3750" on the Dow Jones Markets Limited (or such other page as may replace 3750 on that service for the purpose of displaying London interbank offered rates for United States dollar deposits), or (ii) if the applicable Designated LIBOR Currency is other than United States dollars, the display on the Dow Jones Markets Limited for the purpose of displaying the London interbank offered rates of major banks for the applicable Designated LIBOR Currency.

     Prime Rate. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination

Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three, or two if only two such rates are quoted, major money center banks in The City of New York (which may include affiliates of certain of the Agents) selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three, or two if only two such rates are quoted, substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if fewer than two such substitute banks or trust companies selected as aforesaid are quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date shall be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date shall be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

     CMT Rate. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Markets Limited designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to Notes, including the determination of an Interest Rate Basis, the specification of an Interest Rate Basis, calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

AMORTIZING NOTES

     The Company may from time to time offer amortizing Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in such Notes.

ORIGINAL ISSUE DISCOUNT NOTES

     The Company may from time to time offer Notes issued at a price less than their redemption price at Maturity, resulting in such Notes being treated as if they were issued with original issue discount for Federal income tax purposes ("Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "United States Taxation." Certain additional considerations relating to any Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

INDEXED NOTES

     The Company may from time to time offer Notes with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency, or other price or exchange rate ("Indexed Notes"), as set forth in an applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Indexed Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the amount of principal, premium and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

     Upon issuance, all Book-Entry Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula and having the same Original Issue Date, redemption provisions (if any), repayment provisions (if any), Stated Maturity Date and other terms will be represented by a single global security (each a "Global Security"). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary.

     Upon the issuance of a Global Security, the Depositary will credit accounts held with it with the respective principal or face amounts of the Book-Entry Notes represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Notes were sold or, to the extent that such Notes are offered and sold directly, by the Company. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interest in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

     Payment of principal of, premium (if any) and interest (if any) on Book-Entry Notes represented by any such Global Security will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the sole registered Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Notes or any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of, premium (if any), or interest (if any) on any such Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor of the Depositary or such successor.

     Unless otherwise specified in an applicable Pricing Supplement, a Global Security representing Book-Entry Notes is exchangeable for Definitive Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula, having the same Original Issue Date, redemption provisions (if any), repayment provisions (if any), Stated Maturity Date and other terms and of differing authorized denominations aggregating a like amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security and a successor depositary is not appointed by the Company within 60 days or if it at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that such Global Security shall be exchangeable for Definitive Notes or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes. Definitive Notes so issued in certificated form will be issued in authorized denominations and integral multiples in excess thereof, and will be issued in registered form only, without coupons. Such Definitive Notes shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by the Depositary's relevant participants (as identified by the Depositary).

     Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global

Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered Holder under the Indenture.

     The Depositary, as the registered Holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants who maintain accounts directly with the Depositary include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("direct participants"). The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in an applicable Pricing Supplement, Notes denominated in other than United States dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and any interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN A FOREIGN CURRENCY OR CURRENCY UNIT, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY NOTES. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth below is by necessity incomplete and prospective purchasers of Foreign Currency Notes should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Note or the receipt of payments of principal of and any premium and interest on a Foreign Currency Note in a Specified Currency.

JUDGMENTS

     The Foreign Currency Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency in which such Foreign Currency Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such judgment is paid in United States dollars and converted to the Specified Currency.

PAYMENT OF PRINCIPAL AND ANY PREMIUM AND INTEREST

     The Company is obligated to make payments of principal of and any premium and interest on Foreign Currency Notes in the Specified Currency. Any such amounts paid by the Company will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement to United States dollars for payment to holders. However, unless otherwise indicated in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as hereinafter described.

     Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of the Foreign Currency Note by deductions from such payments.

     Unless otherwise specified in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive payment of the principal of and any premium and interest on such Foreign Currency Note in the Specified Currency by submitting a written request for such payment to the Paying Agent at its corporate trust office in The City of New York, New York on or prior to the Record Date or at least sixteen calendar days prior to Maturity, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal and any premium and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any such revocation must be received by the Paying Agent on or prior to the relevant Record Date or at least the sixteenth calendar day prior to Maturity, as the case may be. Beneficial owners of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Principal of, and any premium and interest on, a Foreign Currency Note paid in United States dollars will be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for interest on Notes denominated in United States dollars. Interest on a Foreign Currency Note paid in the Specified Currency will be paid by check mailed to the address of the person entitled thereto as it appears in the Security Register. All checks payable in a Specified Currency will be drawn on a bank office located outside the United States. Payments of principal of and any premium and interest on Foreign Currency Notes paid in the Specified Currency at Maturity will be made by wire transfer of immediately available funds to an account with a bank located in the country of the Specified Currency, as shall have been designated at least sixteen calendar days prior to Maturity by the Holder, provided that such bank has appropriate facilities therefor and that the Note is presented at the principal corporate trust office of the Trustee or the Paying Agent in time for the Trustee or the Paying Agent to make such payments in such funds in accordance with its normal procedures.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in a currency other than United States dollars must notify the participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth calendar day prior to Maturity, in the case of principal or premium, of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency.

PAYMENT CURRENCY

     If a Specified Currency is not available for the payment of principal or any premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of Foreign Currency Notes by making such payment in United States dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable Pricing Supplement. The "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made under such circumstances in United States dollars where the required payment is in other than United States dollars will not constitute an Event of Default under the Indenture.

     If payment in respect of a Foreign Currency Note is required to be made in any currency unit (e.g., ECU), and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, then the Company will be entitled, but not required, to make any payments in respect of such Note in United States dollars until such currency unit is again available. The amount of each payment in United States dollars shall be computed on the basis of the equivalent of the currency unit in United States dollars, which shall be determined by the Company or its agent on the following basis. The component currencies of the currency unit for this purpose (the "Component Currencies" or, individually, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     All determinations referred to above made by the Company or its agent (including the Exchange Rate Agent), shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations, which could apply retroactively, so as to result in United States Federal income tax consequences different from those discussed below. This summary deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction. Special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to a particular issue of Notes will be discussed in the applicable Pricing Supplement.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes") based upon Treasury regulations (the "OID Regulations") under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     Under the OID regulations, a Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued with original issue discount. Original issue discount is the excess, if any, of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by (i) the number of complete years to maturity or (ii) the weighted average maturity, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity). The issue price of a Note is equal to the first price at which a substantial amount of Notes in the same issue of Notes has been sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income is the sum of the daily portions of original issue discount for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders of Original Issue Discount Notes generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount.

The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996 the Treasury Department issued final regulations (the "CPDI Regulations"), amended January 6, 1997, concerning the proper United States Federal income tax treatment of contingent payment debt instruments. The CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest that accrues on a Note, i.e., the excess of all remaining payments to be received on the Note over the amount paid for the Note by such Holder, by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, a cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. Accrual method U.S. Holders and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount

     If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount under a constant yield method on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the recognition of ordinary income and the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest. Such an election will apply to all debt instruments acquired by the

U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the United States Internal Revenue Service (the "IRS").

  Premium

     If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized premium for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year. The Taxpayer Relief Act of 1997 reduces the maximum rates on long-term capital gains recognized on the disposition of capital assets held by individual taxpayers for more than 18 months as of the date of disposition (and would further reduce the maximum rates on such gains for taxable years beginning after 2000 for certain individual taxpayers who meet specified conditions). Prospective investors in the Notes should consult their own tax advisors concerning these tax law changes.

     If a U.S. Holder disposes of only a portion of a Note pursuant to a redemption or repayment, such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original Note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, U.S. Holder's adjusted basis and the accrued but unpaid original issue discount of the Note, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY

     As used herein, "Foreign Currency" means a currency or composite currency other than U.S. dollars.

  Payments of Interest in a Foreign Currency

     Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

     Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to all debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

  Purchase, Sale and Retirement of Notes

     A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

     Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. The Taxpayer Relief Act of 1997 reduces the maximum rates on long-term capital gains recognized on the disposition of capital assets held by individual taxpayers for more than 18 months as of the date of disposition (and would further reduce the maximum rates on such gains for taxable years beginning after 2000 for certain individual taxpayers who meet specified conditions). Prospective investors in the Notes should consult their own tax advisors concerning these tax law changes. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of such Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

  Original Issue Discount

     In the case of an Original Issue Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency -- Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

  Premium and Market Discount

     In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency -- Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. A U.S. Holder will recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is includible in income by the U.S. Holder, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

  Exchange of Foreign Currencies

     A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder and (ii) such Holder is not an individual who is present in the United States 183 days or more in the taxable year of disposition. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest (including original issue discount) on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate U.S. Holders. The Company, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder's United States Federal income tax and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

     Certification of a non-U.S. Holder's Non-U.S. status (if certain other conditions are met) would establish an exemption from backup withholding and would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. Proposed Treasury Regulations issued April 15, 1996 would, if adopted, alter the foregoing rules in certain respects. In particular, the Proposed Regulations would provide certain presumptions under which non-U.S. Holders may be subject to information reporting and backup withholding in the absence of required certification.

     U.S. and non-U.S. Holders of the Notes should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemption therefrom and the procedure for obtaining such an exemption, if available.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL,

FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis for sale by the Company to or through Salomon Brothers Inc, Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, or Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents"), who may purchase the Notes, as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agents, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. The Company may appoint additional Agents to solicit sales of the Notes; provided, however, that any such solicitation and sale of the Notes shall be on the same terms and conditions to which the Agents have agreed. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by the Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, the Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay a commission to each Agent, ranging from .150% to .875% of the principal amount of each Note, depending upon its stated maturity, sold through the Agent.

     The Agents may sell Notes they have purchased from the Company as principal to other dealers for resale to investors and other purchasers, and may allow all or any portion of the discount received in connection with such purchase from the Company to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part (whether placed directly with the Company or through the Agents). The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them on an agency basis.

     Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement.

     No Note will have an established trading market when issued. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with the offering of Notes purchased by one or more Agents as principal on a fixed price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Agent creates or the Agents create, as the case may be, a short position in such Notes, i.e., if it sells or they sell, as the case may be, Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the

Notes. In addition, neither the Company nor any of the Agents makes any representations that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain other expenses.

     The Agents and their affiliates engage from time to time, and may in the future engage, in various investment banking and general financing and banking transactions with the Company and its affiliates. The Chase Manhattan Bank, the Trustee, is an affiliate of Chase Securities Inc.

     Concurrently with the offering of Notes through the Agents as described herein, the Company may from time to time sell Notes directly to purchasers and may issue other Debt Securities described in the accompanying Prospectus pursuant to the Indenture referred to herein.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Notes offered hereby will be passed upon for the Company by Elizabeth H. Mai, Esquire, Senior Vice President, Secretary and General Counsel of the Company and for the agents and underwriters, if any, by Brown & Wood LLP, New York, New York. Ms. Mai owns or has the right to acquire a number of shares of Class B Common Stock of the Company which is well below 1% of the outstanding common stock of the Company.

PROSPECTUS

  [ADVANTA]
                                     Corp.
                                DEBT SECURITIES
                            ------------------------

     Advanta Corp. (the "Company") may from time to time issue its debt securities (the "Debt
Securities") up to an aggregate initial public offering price of $1,604,919,500 or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies, such as European Currency Units, at prices and on terms determined by market conditions at the time of sale.

     When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption, any terms for repayment at the option of the holder, any terms for sinking fund payments, the initial public offering price, whether such Debt Securities are issuable in individual registered form without coupons, in the form of one or more global securities, or in bearer form with or without coupons, and any listing of the Debt Securities on a securities exchange. The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax, accounting and other considerations relating to the Debt Securities covered by it.

     The Company may sell the Debt Securities to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of the Company or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Debt Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

     The Debt Securities will be unsecured obligations of the Company and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of the Company, and are not insured by the Federal Deposit Insurance Corporation or any other federal or state agency.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is July 8, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission Registration Statement Nos. 33-50883 and 333-05701 (herein, together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     As required by the Commission, the Company hereby incorporates by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

     3. The Company's Current Reports on Form 8-K dated January 23, April 18, and April 22, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: Investor Relations, Advanta Corp., Five Horsham Business Center, Horsham, Pennsylvania 19044-2209, telephone (215) 784-5335.

                                  THE COMPANY

GENERAL

     The Company serves consumers and small businesses through innovative products and services primarily via direct, cost effective delivery systems. The Company primarily originates and services credit cards and mortgages. Other products include small-ticket equipment leasing, credit insurance and deposit products. The Company utilizes customer information attributes including credit assessments, usage patterns and other characteristics enhanced by proprietary information to match customer profiles with appropriate products. At year end 1995 assets under management totaled $14 billion.

     Approximately 73% of total revenues are derived from credit cards marketed through carefully targeted direct mail campaigns. For the past several years, the Company's strategy has been to market this product in the form of a no annual fee, low variable-rate gold card. The Company has successfully grown to one of the ten largest issuers of gold cards in the United States and ranks among the top 15 bankcard issuers worldwide. Mortgage services contributes 9% of total revenues with a managed loan portfolio of $1.8 billion. Mortgage loans are originated directly with consumers, as well as through conduit relationships and wholesale purchases from brokers and other financial institutions.

     The Company was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044-9808. The Company's telephone number at its principal executive office is (215) 657-4000.

ADVANTA PERSONAL PAYMENT SERVICES

     During 1995, the Company's consumer credit card unit adopted the name Advanta Personal Payment Services, which more appropriately captures the unit's mission and its goal of expansion into new delivery systems as described below.

     The Company, which has been in the credit card business since 1983, issues gold (i.e., premium) and standard MasterCard(R)* and VISA(R)* credit cards nationwide. The Company has built a substantial cardholder base which, as of December 31, 1995, totaled 4.8 million accounts and $10.0 billion in managed receivables. At March 31, 1996, the cardholder base had grown to 5.5 million accounts and $11.7 billion in managed receivables. As of December 31, 1995, the gold card strategy had produced a portfolio with 82% of its balances derived from gold cards. This contrasts with the bankcard industry as a whole, which is composed of 43% gold (versus standard) cards. Both gold and standard accounts undergo the same credit analysis, but gold accounts have higher initial credit limits because of the cardholders' better credit quality. In addition, gold accounts generally offer a wider variety of services to cardholders. The primary method of account acquisition is direct mail solicitation. The Company generally uses credit scoring by independent third parties and a proprietary market segmentation and targeting model to target its mailings to profitable segments of the market.

     In 1982, the Company acquired Advanta National Bank USA ("Advanta National USA"), formerly known as Colonial National Bank USA. As a national bank, Advanta National USA has the ability to make loans to consumers without many of the restrictions found in various state usury and licensing laws, to negotiate variable rate loans, to generate funds economically in the form of deposits insured by the Federal Deposit Insurance Corporation ("FDIC") and to include in its product mix a MasterCard(R) and VISA(R) credit card program. In 1995, the Company chartered Advanta National Bank ("ANB") to complement the credit card activities of Advanta National USA. ANB is a type of limited purpose national bank known as a "credit card bank" whose lending activities are limited to consumer credit card lending.

---------------

* MasterCard(R) is a federally registered servicemark of MasterCard International, Inc. ("MasterCard"); VISA(R) is a federally registered servicemark of VISA, U.S.A., Inc. ("VISA").

See "Government Regulation -- Advanta National Bank USA and Advanta National Bank." Prior to the establishment of ANB, substantially all of the Company's credit card receivables and bank deposits were originated by Advanta National USA. However, at December 31, 1995, ANB accounted for $1.7 billion of the Company's total of $10.0 billion of managed credit card assets, and $684 million of the total $1.9 billion of bank deposits; and at March 31, 1996, ANB had grown to represent $3.5 billion of the Company's total of $11.7 billion of managed credit card assets, and $930 million of the total of $2.0 billion of bank deposits.

     Most of the Company's MasterCard(R) and VISA(R) credit cards carry no annual fee, and those credit cards which do include an annual fee generally have lower fees than those charged by many of the Company's competitors. The Company believes that this characteristic of no or low annual fee credit cards has appealed to consumers, and that the Company's credit cards have also appealed to consumers because of their competitive interest rates, credit lines, quality service and payment terms.

     While the Company believes that its credit card offers will continue to appeal to consumers for the reasons stated, the Company also notes that for several years competition has been increasing in the credit card industry. At the same time, the U.S. consumer has become a generally more sophisticated and demanding user of credit. These forces are likely to produce significant changes in the industry. The Company is devoting substantial resources to meeting the challenges and taking advantage of the opportunities which management sees emerging in the industry. In 1994 and 1995, this included significant focus on balance transfer initiatives, in which the Company encouraged new and existing customers to transfer account balances they were maintaining with other credit card issuers to an Advanta National USA or ANB account with a lower interest rate. Approximately 35% of the new credit card sales generated in 1995 resulted from balance transfer business. In addition, as part of the strategy to broaden and deepen its relationship with the consumer, the Company has launched some proprietary branded credit card products. These products were crafted to meet an identified long-term consumer need and are expected to establish relationships with consumers that will be lasting. The Company intends to continue exploring new approaches to the credit card market.

     The interest rates on the majority of the Company's credit card receivables are variable, tied either to the prime rate or the London interbank offered rate ("LIBOR"). This variable rate structure helps the Company maintain net interest margins in both rising and declining interest rate environments.

     The Company believes that its targeted marketing strategy and its emphasis on satisfying customers have enabled it to attract and retain a portfolio of credit card accounts with a loss ratio which, based on reports published by MasterCard and VISA, has been below industry averages for the past three years. The Company's net credit losses on average managed credit card receivables outstanding for the year ended December 31, 1995 and the quarter ended March 31, 1996 were 2.5% and 3.2%, respectively. The Company's percentage of managed credit card receivables that were delinquent 30 or more days for the year ended December 31, 1995 and the quarter ended March 31, 1996 was 2.6% and 2.7%, respectively. With customers in all 50 states, the Company's credit card portfolio is geographically diversified. At December 31, 1995, the states with the highest aggregate managed loans outstanding were California, New York, Texas, Florida and Illinois, with approximately 15.9%, 7.6%, 6.5%, 5.8% and 4.4%, respectively, of the Company's total managed credit card receivables.

     Since 1988, Advanta National USA has been active in the credit card securitization market, and since its inception in 1995 ANB has likewise become active, together securitizing $3.4 billion of credit card receivables in 1995.

ADVANTA PERSONAL FINANCE SERVICES

     Formerly known as Advanta Mortgage, Advanta Personal Finance Services ("APFS") has been renamed to reflect the growing diversification and product array of this business unit, which expanded to include both Advanta Mortgage and Advanta Finance in 1995, and an automobile financing business (Advanta Auto Finance) in 1996.

     Advanta Mortgage Corp. USA originates, purchases, securitizes and services non-conforming credit first and second mortgage loans directly, through its subsidiaries, and for Advanta National USA's "Advanta Mortgage USA" Division (collectively, "Advanta Mortgage"). Loan production is generated through multiple distribution channels including two centralized direct to consumer origination centers (each one dedicated to a specific product), a broker network serviced by selected sales locations, correspondent relationships and purchases from other financial institutions. In 1995, Advanta Mortgage developed and tested a Home Equity Line of Credit product. Loan production volume relating to this product was not material in 1995 but is expected to grow significantly in 1996.

     Advanta Mortgage originates and purchases loans, generally funding those loans through sales or securitizations which have been structured to qualify as real estate mortgage investment conduits ("REMICs") under the Internal Revenue Code.

     Advanta Mortgage's managed portfolio of receivables includes owned loans (generally held for sale) as well as loans it services in which it retains an interest in the excess spread. At December 31, 1995, owned mortgage loan receivables totaled $322 million while total managed receivables were $1,798 million. Loans serviced under contract for a fee are not included in the Company's "managed portfolio" as the performance of such loans does not have a material impact on the Company's credit risk profile. In contrast, the performance of the managed portfolio, including loans sold by the Company, can materially impact ongoing mortgage banking income. Total loans serviced at December 31, 1995, including loans serviced for others for a fee, were $2,421 million.

     Approximately 78% of the managed portfolio is secured by first mortgages and the balance is secured by second mortgages. Approximately 81% of the managed portfolio is comprised of fixed rate loans while the remainder represents adjustable rate loans. At December 31, 1995, the states with the highest aggregate managed loans outstanding were California, New York, New Jersey, Maryland and Pennsylvania, with approximately 21.6%, 10.2%, 10.0%, 8.8% and 7.2%, respectively.

     During 1995 a new business channel, "Advanta Finance," was launched, offering loans directly to the consumer through a branch office system. Through December 31, 1995, eighteen branches were opened offering first and second mortgage loans similar to those offered by Advanta Mortgage. Production activity for the year was not material but is expected to become significant in 1996. At March 31, 1996, the number of Advanta Finance offices had grown to 34, and the first quarter loan production was $21.5 million. The combined origination volume for APFS for 1995 and the first quarter of 1996 was $773 million and $240 million, respectively. In the second quarter of 1996, Advanta Auto Finance began purchasing installment sale contracts made with sub-prime customers secured by automobiles through correspondent relationships.

ADVANTA BUSINESS SERVICES

     In late 1994, the Company's subsidiary, Advanta Leasing Corp., changed its name to Advanta Business Services Corp. ("ABS"), reflecting the Company's intention to expand its offerings to small business customers. The name change followed the Company's introduction, in July 1994, of a business-purpose MasterCard(R) credit card as a supplement to its commercial equipment leasing business. Both lines of business continue to expand.

     The commercial equipment leasing business is generated primarily through third party referrals from manufacturers or distributors of equipment as well as independent brokers. Most contact with these referral sources is made from the Company's ABS headquarters in Voorhees, New Jersey, using extensive direct marketing operations.

     Leasing originations volume, measured by the cost of the equipment included in new lease contracts, continues to grow, from a total of $190 million in 1994 to $251 million in 1995. While much of this growth is due to increased penetration of existing markets, such as office machinery, security systems and computers, some has been the result of expansion into additional market segments. The most significant of those are leasing programs for certain industrial and agricultural equipment and programs for leasing equipment to agencies of state and local governments.

     The business-purpose credit card operation also continues to grow, with over 23,000 accounts as of December 31, 1995. Again, direct marketing techniques, primarily direct mail to prospective customers, are the source of new accounts. The "Advanta business card" is marketed by ABS and issued by its affiliate, Advanta Financial Corp. ("AFC"), an FDIC-insured industrial loan corporation organized under the laws of the State of Utah. See "Government Regulation -- Advanta Financial Corp."

ADVANTA INSURANCE COMPANIES

     The Company mainly offers specialty credit related insurance products and services to its existing customer base. The focus of these products is on the customers' ability to repay their debt in the event of certain circumstances. Enrollment in these programs is achieved through the utilization of either direct mail or telemarketing distribution channels.

     Through unaffiliated insurance carriers, the Company generally offers a combined credit life, disability and unemployment product to the Company's lending customers. The Company's insurance subsidiaries reinsure 100% of these risks from the insurance carriers on a coinsurance basis. In consideration for assumption of these risks the insurance subsidiaries receive reinsurance premiums equal to 100% of the net premiums collected by the insurance carriers, less a ceding fee as defined by the reinsurance treaties, and all acquisition expenses, premium taxes and loss payments made by the carriers on these risks. Under the terms of certain reinsurance treaties the subsidiaries are either obligated to maintain in trust for the benefit of an insurance carrier an amount equal to 100% of the unearned premiums and all statutory reserves for future incurred loss payments or have certain of these loss reserves, as defined, withheld by an insurance carrier.

     Approximately 90% of the Company's total insurance revenues are derived from the offering of insurance products to credit card customers of Advanta National USA and ANB.

ADVANTA PARTNERS

     Advanta Partners LP is a private venture capital equity investment firm formed in 1994. The firm focuses primarily on growth capital financing, restructuring and management buyouts in the financial services and information services industries. The investment objective of Advanta Partners is to earn attractive returns by building the long-term values of the businesses in which it invests. Advanta Partners combines transaction expertise, management skills and a broad contact base with strong industry-specific knowledge which is further enhanced by its relationship with the Company.

DEVELOPMENTAL INITIATIVES

     The Company has initiated a number of new programs focused on creating new products, entering new markets and expanding the Company's channels of delivery. As part of the Company's expansion into new markets, in 1995 the Company formed a joint venture with The Royal Bank of Scotland to market, issue and service bankcards in the United Kingdom. While initial test mailings have generated positive response, this effort was not material to the Company in 1995. The Company believes that the results of the joint venture will not be material to earnings in 1996. Additionally, the Company has developed and launched several branded credit card products. The Company is continuing to explore new product concepts and expects to introduce new products in 1996. Simultaneously, the Company is exploring new technologies and delivery systems related to payment services. The Company continues to engage in research and development activities with respect to products and services outside the financial services sector.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company and its subsidiaries for the periods indicated:

                                                       THREE
                                                      MONTHS
                                                    ENDED MARCH
                                                        31,           YEAR ENDED DECEMBER 31,
                                                    -----------   --------------------------------
                                                    1996   1995   1995   1994   1993   1992   1991
                                                    ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(A).............  2.10   2.26   2.26   2.71   2.52   1.81   1.36

---------------
(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases.

                             GOVERNMENT REGULATION

THE COMPANY

     The Company is not required to register as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company owns Advanta National USA, which is a "bank" as defined under the BHCA as amended by the Competitive Equality Banking Act of 1987 ("CEBA"). However, under certain grandfathering provisions of CEBA, the Company is not required to register as a bank holding company under the BHCA, because Advanta National USA, which takes demand deposits but does not make commercial loans, did not come within the BHCA's definition of the term "bank" prior to the enactment of CEBA and it complies with certain restrictions set forth in CEBA, such as limiting its activities to those in which it was engaged prior to March 5, 1987 and limiting its growth rate to not more than 7% per annum. Such restrictions also prohibit Advanta National USA from cross-marketing products or services of an affiliate that are not permissible for bank holding companies under the BHCA. In addition, the Company complies with certain other restrictions set forth in CEBA, such as not acquiring control of more than 5% of the stock or assets of an additional "bank" or "savings association" as defined for these purposes under the BHCA. Consequently, the Company is not subject to examination by the Federal Reserve Board (other than for purposes of assuring continued compliance with the CEBA restrictions referenced in this paragraph). Should the Company or Advanta National USA cease complying with the restrictions set forth in CEBA, registration as a bank holding company under the BHCA would be required.

     Registration as a bank holding company is not automatic. The Federal Reserve Board may deny an application if it determines that control of a bank by a particular company will cause undue interference with competition or that such company lacks the financial or managerial resources to serve as a source of strength to its subsidiary bank. While the Company believes that it meets the Federal Reserve Board's managerial standards and that its ownership of Advanta National USA has improved the bank's competitiveness, should the Company be required to apply to become a bank holding company the outcome of any such application cannot be certain.

     Registration as a bank holding company would subject the Company and its subsidiaries to inspection and regulation by the Federal Reserve Board. Although the Company has no plans to register as a bank holding company at this time, the Company believes that registration would not restrict, curtail or eliminate any of its activities at current levels, except that some portions of the current business operations of the Company's insurance subsidiaries would have to be discontinued, the effects of which would not be material. However, the Company is actively exploring additional lines of business, some of which the Company might not be able to pursue as a registered bank holding company under the BHCA.

     Under CEBA, neither ANB nor AFC is considered a "bank" for purposes of the BHCA, and so the Company's ownership of these institutions does not impact the Company's exempt status under the

BHCA. ANB is a "credit card bank" under CEBA, and as such is subject to certain restrictions, including that it may only engage in credit card operations, it may not offer checking or transaction accounts and it may only accept time deposits in amounts of $100,000 or more. However, unlike Advanta National USA, ANB's growth is not limited to 7% per annum.

ADVANTA NATIONAL BANK USA AND ADVANTA NATIONAL BANK (THE "BANKS")

     The Company acquired Advanta National USA (formerly known as Colonial National Bank USA) in 1982 and organized ANB in 1995. Both of the Banks are national banking associations organized under the laws of the United States of America. Advanta National USA's headquarters (which is also its sole branch) and ANB's only office, its headquarters, are located in Delaware. ANB was chartered to complement the credit card activities of Advanta National USA. ANB is a "credit card bank," a class of FDIC-insured depository institution created under CEBA, which can only engage in credit card operations, can only accept deposits in denominations of $100,000 or more, may not offer transaction (e.g., checking) accounts, may only maintain one office for the collection of deposits, and may not engage in commercial lending activities. The Company conducts all of its consumer credit card lending business through the Banks, and conducts a large portion of its mortgage lending business through Advanta National USA.

     The Banks are subject primarily to regulation and periodic examination by the Office of the Comptroller of the Currency (the "Comptroller"). Such regulation relates to the maintenance of reserves for certain types of deposits, the maintenance of certain financial ratios, transactions with affiliates and a broad range of other banking practices. As national banks, the Banks are subject to provisions of federal law which restrict their ability to extend credit to their affiliates or pay dividends to its parent company. See "Dividends and Transfers of Funds."

     The Banks are subject to capital adequacy guidelines approved by the Comptroller. These guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and consider off-balance sheet exposures in determining capital adequacy. As of December 31, 1995, the minimum required ratio of total capital to risk-weighted assets (including certain off-balance sheet items) was 8%. At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of non-cumulative perpetual preferred stock ("Tier 1 capital"). The remainder may consist of other preferred stock, certain hybrid debt/equity instruments, a limited amount of term subordinated debt or a limited amount of the reserve for possible credit losses ("Tier 2 capital"). In addition, the Comptroller has also adopted a minimum leverage ratio (Tier 1 capital divided by total average assets) of 3% for national banks that meet certain specified criteria, including that they have the highest regulatory rating. Under this guideline, the minimum leverage ratio would be at least 1 or 2 percentage points higher for national banks that do not have the highest regulatory rating, for national banks undertaking major expansion programs and for other national banks in certain circumstances. As of December 31, 1995, Advanta National USA's Tier 1 capital ratio was 7.30%, its combined Tier 1 and Tier 2 capital ratio was 11.56% and its leverage ratio was 6.79%. At December 31, 1995, ANB's Tier 1 capital ratio was 8.04%, its combined Tier 1 and Tier 2 capital ratio was 12.28% and its leverage ratio was 7.87%.

     Recognizing that the risk-based capital standards address only credit risk (and not interest rate, liquidity, operational or other risks), the Comptroller has indicated that many national banks will be expected to maintain capital in excess of the minimum standards. As indicated above, both of the Banks' respective capital levels currently exceed the minimum standards. To date, the Comptroller has not required either of the Banks to maintain capital in excess of the minimum standards. However, there can be no assurance that such a requirement will not be imposed in the future, or if it is, what higher standard will be applicable.

     In addition, pursuant to certain provisions of the FDIC Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, FDIC-insured institutions such as the Banks may only accept brokered deposits without FDIC permission if they meet certain capital standards, and are subject to restrictions with respect to the interest they may pay on deposits unless they are "well-capitalized." To be "well-capitalized," a bank must have a ratio of total capital to risk-weighted assets of not less than 10%, Tier 1 capital to risk-weighted assets of not less than 6% and a Tier 1 leverage ratio of not less than 5%. Based on the applicable standards under these regulations, both of the Banks are currently "well-capitalized," and the Company intends to maintain both Banks as "well-capitalized" institutions.

     Under Federal law, the Banks may "export" (i.e., charge their customers resident in other states) the finance charges permissible under the law of their state of domicile, Delaware, which state has no usury statute applicable to banks. Consistent with prevailing industry practice, the Banks also export credit card fees (including, for example, annual fees, late charges, returned payment check fees and fees for exceeding credit limits) permitted under Delaware law. Litigation regarding the issue of whether the exportation of such credit card fees is permissible has been initiated against various credit card issuers in various states, including one such lawsuit filed against Advanta National USA in the Court of Common Pleas, Philadelphia County, Pennsylvania on June 28, 1995. The courts that had ruled on this issue reached conflicting opinions, and on January 19, 1996, the United States Supreme Court agreed to review a California Supreme Court decision regarding exportation of credit card late fees. On June 3, 1996, the United States Supreme Court ruled that the exportation of fees that are allowed by the state in which a bank is located is permissible under Federal law. As a result of this decision, the Company anticipates that the lawsuit filed against Advanta National USA will be dismissed.

ADVANTA FINANCIAL CORP.

     In January 1992, AFC opened for business and began taking deposits. AFC is an FDIC-insured industrial loan corporation organized under the laws of the State of Utah and is subject to examination and regulation by both the FDIC and the Utah Department of Financial Institutions. At December 31, 1995, AFC had deposits of $38 million and total assets of $78 million. Currently, AFC's principal activities consist of small ticket equipment lease financing and issuance of the "Advanta business card" credit card marketed by ABS. The Company anticipates that AFC's managed receivables base of Advanta business card loans will grow significantly in 1996.

LENDING AND LEASING ACTIVITIES

     The Company's activities as a lender are also subject to regulation under various federal and state laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Electronic Funds Transfer Act and the Fair Credit Reporting Act. Provisions of those statutes, and related regulations, among other matters, require disclosure to borrowers of finance charges in terms of an annual percentage rate, prohibit certain discriminatory practices in extending credit, require the Company's FDIC-insured depository institutions to serve the banking needs of their local communities and regulate the dissemination and use of information relating to a borrower's creditworthiness. Certain of these statutes and regulations also apply to the Company's leasing activities. In addition, Advanta Mortgage, Advanta Finance and their respective subsidiaries are subject to licensure and regulation in various states as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans.

DIVIDENDS AND TRANSFERS OF FUNDS

     There are various legal limitations on the extent to which Advanta National USA, AFC or ANB can finance or otherwise supply funds through dividends, loans or otherwise to the Company and its affiliates. The prior approval of the Comptroller is required if the total of all dividends declared by either of the Banks in any calendar year exceeds that institution's net profits (as defined) for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus accounts. In addition, neither Advanta National USA nor ANB may pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in any unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Comptroller could claim that a dividend payment might under some circumstances be an unsafe or unsound practice.

     Advanta National USA, AFC and ANB are also subject to restrictions under Sections 23A and 23B of the Federal Reserve Act. These restrictions limit the transfer of funds by the depository institution to the Company and certain other affiliates, as defined in that Act, in the form of loans, extensions of credit, investments or purchases of assets, and they require generally that the depository institution's transactions with its affiliates be on terms no less favorable to the bank than comparable transactions with unrelated third parties. These transfers by any one institution to the Company or any single affiliate are limited in amount to 10% of the depository institution's capital and surplus and transfers to all affiliates are limited in the aggregate to 20% of the depository institution's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. In addition, in order for the Company to maintain its grandfathered exemption under CEBA, neither Advanta National USA nor ANB may make any loans to the Company or any of its subsidiaries.

REGULATION OF INSURANCE

     The insurance subsidiaries are subject to the laws and regulations of and supervision by the states in which they are domiciled or have obtained authority to transact insurance business. These states have adopted laws and regulations which govern all marketing, administration and financial operations of an insurance company, including dividend payments and financial solvency. In addition, pursuant to Arizona laws and regulations, each of the insurance subsidiaries is required to register as part of an Arizona holding company structure which, among other things, requires approval of transactions between all affiliated entities.

     The maximum dividend that any of the insurance subsidiaries can distribute to its parent in any twelve month period without prior approval of the State of Arizona Department of Insurance is the lesser of 10% of the subsidiary's statutory surplus or its net income for any given twelve month period (if a life insurance company) or net investment income (if a property and casualty insurance company).

     The State of Arizona has adopted minimum risk-based capital standards as developed by the National Association of Insurance Commissioners. Risk-based capital is the quantification of an insurer's surplus requirements based on financial balances and underwriting activity risks. The ratio of an insurer's total adjusted capital and surplus, as defined, is compared to various levels of risk-based capital to determine what intervention, if any, is required by either the insurance company or an insurance department. All of the insurance companies currently meet all risk-based capital standards and require no action by any party.

     The Company's insurance subsidiaries reinsure risks whose underwriting insurance practices and rates are regulated in part or fully by state insurance departments. These rates are continually being reviewed and modified by the state insurance departments based on prior historical experience. Any modifications may impact the future profitability of the Company's insurance subsidiaries.

GENERAL

     Because the banking and finance businesses in general are the subject of such extensive regulation at both the state and federal levels, and because numerous legislative and regulatory proposals are advanced each year which, if adopted, could affect the Company's profitability or the manner in which the Company conducts its activities, the Company cannot now predict the extent of the impact of any such new laws or regulations.

     Various legislative proposals have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, permitting affiliations between banks and commercial or securities firms, and proposals which would place new restrictions on a lender's ability to utilize prescreening of consumers' credit reports through credit reporting agencies (credit bureaus) in connection with the lender's direct marketing efforts. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on the Company.

     In 1994, Congress adopted the Interstate Banking and Branching Efficiency Act, which statute permits nationwide interstate bank acquisitions beginning in 1995, and interstate bank branching in 1997 (or earlier at a state's option). The Company does not currently believe that the changes in the country's banking system wrought by this statute will materially impact the Company's business.

                                USE OF PROCEEDS

     Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used: for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, subsidiaries and affiliates of the Company, which will use the proceeds for general corporate purposes; and, possibly, for financing future acquisitions by the Company, including without limitation, acquisitions of credit card and home equity loan portfolios. At the date hereof, no specific proposed acquisitions have been identified as probable. The precise amounts and timing of the application of proceeds will depend upon funding requirements of the Company and its subsidiaries and affiliates and the amount of Debt Securities offered from time to time pursuant to this Prospectus. If the Company elects at the time of issuance of Debt Securities to make different or more specific use of proceeds other than as set forth herein, such use will be described in the Prospectus Supplement.

     In view of its anticipated requirements, the Company expects to engage, on a recurring basis, in additional private or public financings of a character and amount to be determined as the need arises.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture") dated as of November 15, 1993 entered into between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in these summaries) shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

     The Company's rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company. Neither the Indenture nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by the Company or any of its subsidiaries. The Debt Securities will rank on a parity with all other unsecured unsubordinated indebtedness of the Company.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which such

Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined;
(6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds; (8) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other detailed terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (10) the denomination or denominations in which such Debt Securities are authorized to be issued; (11) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures; (13) whether any of the Debt Securities will be issued as Original Issue Discount Securities;
(14) each office or agency where, subject to the terms of the Indenture, such Debt Securities may be presented for registration of transfer or exchange; (15) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable; (16) whether the amount of payments of principal of, and interest and additional amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (17) whether the Company or a holder may elect payment of the principal of or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (18) if other than the Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent; (19) if applicable, the defeasance of certain obligations by the Company pertaining to Debt Securities of the series; (20) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture; (21) whether and under what circumstances the Company will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (22) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt

Securities; and (23) any other terms of the series (which will not be inconsistent with the provisions of the Indenture).

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     The provisions of the Indenture described below under "Restrictive Covenants" are the only provisions which would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of The Chase Manhattan Bank (National Association), as Paying Agent and Security Registrar under the Indenture, in The City of New York, New York, provided that payments of interest may be made at the option of the Company by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the Regular Record Date (Sections 305 and 307).

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

     The Indenture contains a covenant by the Company limiting its ability to dispose of the Voting Stock of a Significant Subsidiary. A"Significant Subsidiary" is defined to mean any Subsidiary of the Company the Consolidated Assets of which constitute 20% or more of the Company's Consolidated Assets. Such covenant provides that, subject to certain exceptions, so long as any of the Debt Securities are outstanding, the Company: (a) will not, nor will it permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, nor will the Company permit a Significant Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, unless the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of such Subsidiary after giving effect to such transaction; or (b) will not permit a Significant Subsidiary to either (i) merge or consolidate with or into any corporation (other than the Company), unless at least 80% of the surviving corporation's Voting Stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly, by the Company, or (ii) lease, sell or transfer all or substantially all of its properties or assets to any corporation or other person (other than the Company), unless 80% of the Voting Stock of such corporation or other person is owned, or will be owned, upon such lease, sale or transfer, directly or indirectly, by the Company (Section 1005).

     In addition, the Indenture contains a covenant prohibiting the Company from creating or permitting, or permitting any Subsidiary to create or permit, any liens upon 20% or more of the Voting Stock of any Significant Subsidiary to secure any indebtedness without securing the Debt Securities equally and ratably with all indebtedness secured thereby (Section 1006).

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company or any Significant Subsidiary; (f) acceleration of indebtedness in a principal amount in excess of $10,000,000 for money borrowed by the Company or any

Significant Subsidiary under the terms of the instrument under which such indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture (Section 502).

ADDITIONAL PROVISIONS

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512).

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section 507). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

     The Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event or Default (Section 1009).

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance and
(iii) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor, shall be deemed not to be outstanding (Section 101).

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment: provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) adversely affect the right of repayment at the option of any holder; (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

     The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture (Section 1008). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513).

     Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any holder for any of the following purposes:
(i) to evidence the succession of another corporation to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; and (xi) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801).

CONCERNING THE TRUSTEE

     The Company and certain of its subsidiaries maintain banking relationships with the Trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; (iv) through dealers; or (v) through a combination of any such methods of sale.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

     Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company may sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Certain of the underwriters, dealers or agents may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company or one or more of its affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Debt Securities offered hereby will be passed upon for the Company by Gene S. Schneyer, Esquire, Vice President, Secretary and General Counsel of the Company and for the agents and underwriters, if any, by Brown & Wood, New York, New York. Mr. Schneyer owns or has the right to acquire a number of shares of Class A and Class B Common Stock of the Company which is well below l% of the outstanding common stock of the Company.

                                    EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH AN OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Risk Factors..........................   S-2
The Company...........................   S-5
Recent Developments...................   S-5
Description of the Notes..............   S-6
Special Provisions Relating to Foreign
  Currency Notes......................  S-21
Certain United States Federal Income
  Tax Consequences....................  S-24
Plan of Distribution..................  S-33
Legal Opinions........................  S-34

                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Information
  By Reference........................     2
The Company...........................     3
Ratio of Earnings to Fixed Charges....     7
Government Regulation.................     7
Use of Proceeds.......................    11
Description of Debt Securities........    11
Plan of Distribution..................    17
Legal Opinions........................    18
Experts...............................    18

$350,000,000
[ADVANTA LOGO]
MEDIUM-TERM NOTES,

SERIES E
SALOMON BROTHERS INC

BEAR, STEARNS & CO. INC.
CHASE SECURITIES INC.
CREDIT SUISSE FIRST BOSTON
MERRILL LYNCH & CO.

PROSPECTUS SUPPLEMENT
SEPTEMBER 26, 1997

          (LOGO)  This document is printed entirely on recycled paper.